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                                                                     EXHIBIT 13


            SCHEDULES FOR COMPUTATION OF PERFORMANCE CALCULATIONS
    This exhibit reflects the calculation of certain performance figures that appear under "Performance" in Part B.


A.  TOTAL RETURN

      Formula. The total return performance of the Subaccounts for a specified period equals the change in the value of a hypothetical initial purchase payment of $10,000 ("Purchase Payment") from the beginning of the period to the end of the period. The total return performance is calculated assuming the change in the value of the Purchase Payment fully allocated to each subaccount and the deduction of all expenses and fees, including a prorated portion of the $36 annual policy fee. This proration is based on the total number of contract holders. No withdrawals are assumed. Total Return may be expressed either as a dollar value or as a percentage change. The percentage change in the value of the Purchase Payment for the period is calculated by subtracting the initial Purchase Payment form the ending value and dividing the remainder by the beginning value:

                                               EV - P
                         Percentage Change  =  --------
                                                  P


P  =  Purchase Payment

The decimal return is converted to a percentage by multiplying by 100.


B.  AVERAGE ANNUAL TOTAL RETURN

       Formula. The average annual total return (AATR) performance of the Subaccounts for a specified period equals the change in the value of a hypothetical initial purchase payment of $1,000 ("Purchase Payment") from the beginning of the period to the end of the period. The AATR performance is calculated assuming the change in the value of the Purchase Payment fully allocated to each subaccount and the deduction of all expenses and fees, including a prorated portion of the $36 annual policy fee. This proration is based on the total number of contract holders. At the end of the specified period, it is assumed that a full surrender is taken. The AATR for a specific period is found by taking a hypothetical $1,000 Purchase Payment and computing the redeemable value at the end of the period after all fees and surrender charges. The Ending Redeemable Value (ERV) is then divided by the Purchase Payment, and this quotient is

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taken to the Nth root (N representing the  number of years in the period) and 1 is subtracted from the result, which is then expressed as a percentage. Thus, the following formula applies:

                                                      (ERV)
                      Average Annual Total Return  =  (---)  1/N - 1
                                                      ( P )

ERV  =    Ending Redeemable Value
P    =    Purchase Payment
N    =    Number of years

The decimal return is converted to a percentage by multiplying by 100



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                              YIELD CALCULATION

     The yield for a Subaccount is computed in accordance with a standard method prescribed by rules of the Securities and Exchange Commission. Yield is a measure of the net dividend and interest income earned over a specific one month or 30-day period. The yield quotations are based on a 30-day (or one month) period and computed by dividing that net investment income per accumulation unit earned during the period by the maximum offering price per unit on the last day of the period according to the following formula;


                                      a - b
                      YIELD  =  2  [( -----  + 1)  6 - 1]
                                       cd

WHERE:
     a     =    net investment income earned during the period by the portfolio attributable to shares owned by the subaccount.

     b     =    expenses accrued for the period (net of reimbursements).

     c     =    the average daily number of accumulation units outstanding during the period.

     d     =    the maximum offering price per accumulation unit on the last day of the period.


                          MONEY MARKET SUBACCOUNTS
                              YIELD CALCULATION

     1. FORMULA. Each Subaccount's current yield quotation is based on a seven-day period and is calculated as follows. The first calculation is "based period return before maintenance fee", which is the net change in the Accumulation Unit Value ("AUV") during the period resulting from net investment income divided by the AUV at the beginning of the period. Realized capital income divided by the AUV at the beginning of the period. Realized capital gains or losses and unrealized appreciation or depreciation are not included in the calculation. The next calculation is "base period maintenance fee", which is the annual maintenance fee prorated for the seven-day period and divided by the average contract size.

     The "base period return" is then calculated by subtracting the base period maintenance fee from the base period return before maintenance fee. The result is the divided by 7 and multiplied by 365 and the resulting yield figure is carried to the nearest one-hundredth of one percent.

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     Each Subaccount's effective yield is determined by taking the base period return (calculated as described above) and calculating the affect of assumed compounding. The formula for the effective yield is:

                                              365/7
                    (base period return  +  1)       - 1.